CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$2,500,000	$322.00

December 2013 Pricing Supplement No. 2026 Registration Statement No. 333-177923 Dated December 20, 2013 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
The notes are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest and have the terms described in the accompanying product supplement no. MS-7-I, underlying supplement no. 1-I, the prospectus supplement and the prospectus, as supplemented or modified by this document.  At maturity, we will pay per $10 stated principal amount note the stated principal amount of $10 plus a supplemental redemption amount, if any, based on the arithmetic average of the index closing values of the underlying index on the ending averaging dates, subject to the maximum payment at maturity.  These notes are for investors who are concerned about market downside risk but seek an equity-based return, and who are willing to forgo current income and upside above the maximum payment at maturity in exchange for the full repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any.  All payments on the notes are subject to the credit risk of JPMorgan Chase & Co.  If JPMorgan Chase & Co. were to default on its payment obligations, you may lose your entire investment.
FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Maturity date:	June 24, 2021, subject to adjustment for certain market disruption events and as described under “Description of the Securities — Payment at Maturity” in the accompanying product supplement no. MS-7-I
Underlying index:	Dow Jones Industrial AverageSM
Aggregate principal amount:	$2,500,000
Payment at maturity:	The payment due at maturity per $10 stated principal amount will equal:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity

In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity.
You are entitled to repayment of principal in full at maturity, subject to the credit risk of JPMorgan Chase & Co.

Supplemental redemption amount:
(i) $10 times (ii) the index percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than $10.20 per $10 stated principal amount note

Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	The index closing value of the underlying index on the pricing date, which was 16,221.14
Final index value:	The arithmetic average of the index closing values of the underlying index on each of the ending averaging dates
Ending averaging dates:	April 20, 2021, May 20, 2021 and June 21, 2021 (the “final ending averaging date”)
Participation rate:	100%
Maximum payment at maturity:	$20.20 (202% of the stated principal amount)
Stated principal amount:	$10 per $10 stated principal amount note
Issue price:	$10 per $10 stated principal amount note (see “Commissions and issue price” below)
Pricing date:	December 20, 2013
Original issue date (settlement date):	December 26, 2013
CUSIP / ISIN:	48127A351/ US48127A3510
Listing:	The notes will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per note	$10.00	$0.35	$9.65
Total	$2,500,000.00	$87,500.00	$2,412,500.00
(1)	See “Additional Information about the Notes — Use of proceeds and hedging” in this pricing supplement for information about the components of the price to public of the notes.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.35 per $10 stated principal amount note it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Underwriting (Conflicts of Interest)” beginning on page PS-48 of the accompanying product supplement no. MS-7-I.

The estimated value of the notes on the pricing date as determined by JPMS was $9.373 per $10 stated principal amount note.  See “Additional Information about the Notes — JPMS’s estimated value of the notes” in this pricing supplement for additional information.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. MS-7-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Risk Factors” beginning on page 5 of this pricing supplement.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. MS-7-I, UNDERLYING SUPPLEMENT NO. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.

Product supplement no. MS-7-I dated December 19, 2013: http://www.sec.gov/Archives/edgar/data/19617/000095010313007365/crt_dp42654.pdf
Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

Investment Summary

Market-Linked Notes

The Market-Linked Notes due June 24, 2021 Based on the Value of the Dow Jones Industrial AverageSM (the “notes”) offer the potential for a supplemental redemption amount at maturity based on the average performance of the underlying index on the monthly averaging dates near the end of the term of the notes, subject to the maximum payment at maturity.  The notes provide investors:

▪	an opportunity to gain exposure to the Dow Jones Industrial AverageSM

▪	the repayment of principal at maturity

▪
The ending averaging feature means that any positive return on the notes will be based on the average of the index closing values on three monthly averaging dates near the end of the term of the notes, subject to the maximum payment at maturity of $20.20 per $10 stated principal amount note (202% of the stated principal amount)

▪	no exposure to any decline of the final index value below the initial index value if the notes are held to maturity

At maturity, if the index percent change is zero or negative, you will receive the stated principal amount of $10 per $10 stated principal amount note, without any return on your investment.  All payments on the notes, including the repayment of principal at maturity, are subject to the credit risk of JPMorgan Chase & Co.

Maturity:	7.5 years
Participation rate:	100%
Maximum payment at maturity:	$20.20 per $10 stated principal amount note (202% of the stated principal amount)
Interest:	None

December 2013	Page 2

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

Key Investment Rationale

Market-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the full repayment of principal at maturity.  They are for investors who are concerned about market downside risk but seek an equity-based return, and who are willing to forgo yield in exchange for the repayment of principal at maturity plus the potential to receive a supplemental redemption amount, if any, based on the performance of the underlying index, subject to the maximum payment at maturity.

Repayment of Principal	The notes offer investors 1 to 1 upside exposure to any index percent change up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.
Upside Scenario
The index percent change is positive and, at maturity, the investor receives a return reflecting any positive index percent change, subject to the maximum payment at maturity of $20.20 per $10 stated principal amount note (202% of the stated principal amount).

Par Scenario	The index percent change is zero or negative, at maturity, the notes pay only the stated principal amount of $10.

The index percent change will be based on the average of the index closing values on three averaging dates that occur on April 20, 2021, May 20, 2021 and June 21, 2021.

December 2013	Page 3

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

Hypothetical Payout on the Notes

At maturity, for each $10 stated principal amount note that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity.  The supplemental redemption amount will be calculated on the final ending averaging date as follows:

(i) $10 times (ii) the index percent change times (iii) the participation rate of 100%, provided that the supplemental redemption amount will not be less than $0 or greater than $10.20 per note.

In no event will the payment at maturity be less than the stated principal amount or greater than the maximum payment at maturity of $20.20 per $10 stated principal amount note (202% of the stated principal amount).

The table below illustrates the payment at maturity for each note for a hypothetical range of index percent changes and does not cover the complete range of possible payouts at maturity.  The table assumes a hypothetical initial index value of 16,000 and reflects the maximum payment at maturity of $20.20 per $10 stated principal amount note.

Index percent change	Final index value	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $10 stated principal note
120%	35,200	$10	$10.20	$20.20	102%
110%	33,600	$10	$10.20	$20.20	102%
102%	32,320	$10	$10.20	$20.20	102%
100%	32,000	$10	$10.00	$20.00	100%
80%	28,800	$10	$8.00	$18.00	80%
60%	25,600	$10	$6.00	$16.00	60%
40%	22,400	$10	$4.00	$14.00	40%
20%	19,200	$10	$2.00	$12.00	20%
10%	17,600	$10	$1.00	$11.00	10%
0%	16,000	$10	$0	$10.00	0%
-10%	14,400	$10	$0	$10.00	0%
-20%	12,800	$10	$0	$10.00	0%
-30%	11,200	$10	$0	$10.00	0%
-40%	9,600	$10	$0	$10.00	0%
-50%	8,000	$10	$0	$10.00	0%
-60%	6,400	$10	$0	$10.00	0%
-70%	4,800	$10	$0	$10.00	0%
-80%	3,200	$10	$0	$10.00	0%
-90%	1,600	$10	$0	$10.00	0%
-100%	0	$10	$0	$10.00	0%

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

December 2013	Page 4

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the sections entitled “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. MS-7-I and “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

▪
The notes do not pay interest and may not pay more than the stated principal amount at maturity.  If the index percent change is less than or equal to 0%, you will receive only the stated principal amount of $10 for each $10 stated principal amount note you hold at maturity.  As the notes do not pay any interest, if the underlying index does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.  The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based on the average performance of the underlying index on three monthly averaging dates near the end of the term of the notes.

▪
The appreciation potential of the notes is limited by the maximum payment at maturity.  The appreciation potential of the notes is limited by the maximum payment at maturity of $20.20 per $10 stated principal amount note (202% of the stated principal amount).  Because the payment at maturity will be limited to 202% of the stated principal amount for the notes, any increase in the level of the underlying index beyond 202% of the initial index value will not further increase the return on the notes.

▪
The averaging convention used to calculate the final index value could limit returns.  Your investment in the notes may not perform as well as an investment in an instrument the return of which is based solely on the performance of the underlying index as of a single day. Your ability to participate in the appreciation of the underlying index may be limited by the averaging used to calculate the final index value, especially if there is a significant decline in the index closing value on or before any ending averaging date or if there is significant volatility in the index closing value near the end of the term of the notes.  Accordingly, you may not receive the benefit of the full return of the underlying index between the pricing date and the final ending averaging date.

▪
The notes are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the notes.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the notes and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  The calculation agent has determined the initial index value, will determine the final index value and will calculate the amount of payment you will receive at maturity.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of a successor to the underlying index or calculation of the final index value in the event of a discontinuance or material change in method of calculation of the underlying index, may affect the payment to you at maturity.

In addition, we are currently one of the companies that make up the underlying index.  We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the underlying index or the notes.

Moreover, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Securities Generally” in the accompanying product supplement no. MS-7-I for additional information about these risks.

December 2013	Page 5

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

▪
JPMS’s estimated value of the notes is lower than the original issue price (price to public) of the notes.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “Additional Information about the Notes — JPMS’s estimated value of the Notes” in this document.

▪
JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.  JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “Additional Information about the Notes — JPMS’s estimated value of the Notes” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “Additional Information about the Notes — JPMS’s estimated value of the Notes” in this document.

▪
The value of the notes as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the notes for a limited time period. We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the Notes — Secondary market prices of the Notes” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the notes will likely be lower than the original issue price of the notes.  Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Secondary trading may be limited” below.

▪
Secondary market prices of the notes will be impacted by many economic and market factors.  The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the index closing value, including:

o	any actual or potential change in our creditworthiness or credit spreads;

December 2013	Page 6

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

o	customary bid-ask spreads for similarly sized trades;

o	secondary market credit spreads for structured debt issuances;

o	the actual and expected volatility of the underlying index;

o	dividend rates on the equity securities included in the underlying index;

o	interest and yield rates in the market;

o	time remaining until the notes mature; and

o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

▪
Investing in the notes is not equivalent to investing in the underlying index.  Investing in the notes is not equivalent to investing in the underlying index or its component stocks.  Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the notes.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the notes on or prior to the pricing date and prior to maturity could have adversely affected and may continue to adversely affect, the value of the underlying index and, as a result, could decrease the amount an investor may receive on the notes at maturity.  Any of these hedging or trading activities on or prior to the pricing date could have affected the initial index value and, therefore, could potentially increase the level that the final index value must reach before you receive a payment at maturity that exceeds the issue price of the notes.  Additionally, these hedging or trading activities during the term of the notes, including on the ending averaging dates, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity.  It is possible that such hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

▪
Secondary trading may be limited.  The notes will not be listed on a securities exchange.  There may be little or no secondary market for the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  JPMS may act as a market maker for the notes, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

December 2013	Page 7

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM consists of 30 component stocks that are intended to be representative of the broad market of U.S. industry.  For additional information on the Dow Jones Industrial AverageSM, see the information set forth under “Equity Index Descriptions ― The Dow Jones Industrial AverageSM” in the accompanying index supplement no.1-I.

Information as of market close on December 20, 2013:

Bloomberg Ticker Symbol:	INDU
Current Index Closing Value:	16,221.14
52 Weeks Ago (on 12/20/2012):	13,311.72
52 Week High (on 12/20/2013):	16,221.14
52 Week Low (on 12/28/2012):	12,938.11

The following table sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2008 through December 20, 2013.  The graph following the table sets forth the daily index closing values of the underlying index during the same period.  The closing value of the underlying index on December 20, 2013 was 16,221.14.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the index closing value of the underlying index on any ending averaging date.  The payment of dividends on the stocks that constitute the underlying index are not reflected in its index closing value and, therefore, have no effect on the calculation of the payment at maturity.

Dow Jones Industrial AverageSM	High	Low	Period End
2008
First Quarter	13,056.72	11,740.15	12,262.89
Second Quarter	13,058.20	11,346.51	11,350.01
Third Quarter	11,782.35	10,365.45	10,850.66
Fourth Quarter	10,831.07	7,552.29	8,776.39
2009
First Quarter	9,034.69	6,547.05	7,608.92
Second Quarter	8,799.26	7,761.60	8,447.00
Third Quarter	9,829.87	8,146.52	9,712.28
Fourth Quarter	10,548.51	9,487.67	10,428.05
2010
First Quarter	10,907.42	9,908.39	10,856.63
Second Quarter	11,205.03	9,774.02	9,774.02
Third Quarter	10,860.26	9,686.48	10,788.05
Fourth Quarter	11,585.38	10,751.27	11,577.51
2011
First Quarter	12,391.25	11,613.30	12,319.73
Second Quarter	12,810.54	11,897.27	12,414.34
Third Quarter	12,724.41	10,719.94	10,913.38
Fourth Quarter	12,294.00	10,655.30	12,217.56
2012
First Quarter	13,252.76	12,359.92	13,212.04
Second Quarter	13,279.32	12,101.46	12,880.09
Third Quarter	13,596.93	12,573.27	13,437.13
Fourth Quarter	13,610.15	12,542.38	13,104.14
2013
First Quarter	14,578.54	13,328.85	14,578.54
Second Quarter	15,409.39	14,537.14	14,909.60
Third Quarter	15,676.94	14,776.13	15,129.67
Fourth Quarter (through December 20, 2013)	16,221.14	14,776.53	16,221.14

December 2013	Page 8

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

Dow Jones Industrial AverageSM Historical Performance – Daily Index Closing Values January 2, 2008 to December 20, 2013

License Agreement between Dow Jones and JPMorgan Chase & Co. The Dow Jones Industrial AverageSM is a product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME”), and has been licensed for use. “Dow Jones®,” “Dow Jones Industrial AverageSM,” “DJIASM” and “Dow Jones Indexes” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and have been licensed for use for certain purposes by JPMorgan Chase & Co.  Dow Jones, CME and their respective affiliates have no relationship to the JPMorgan Chase & Co., other than the licensing of the Dow Jones Industrial Average (DJIA) and their respective service marks for use in connection with the certain financial products, including the notes. See “Equity Index Descriptions — The Dow Jones Industrial AverageSM — License Agreement between Dow Jones and JPMorgan Chase & Co.” in the accompanying underlying supplement no. 1-I.

Additional Information about the Notes

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled final ending averaging date is not a trading day or if a market disruption event occurs on that day so that the final ending averaging date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the notes will be postponed until the third business day following the final ending averaging date as postponed.

Minimum ticketing size:	$1,000 / 100 notes
JPMS’s estimated value of the notes:
JPMS’s estimated value of the notes set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the

December 2013	Page 9

Market-Linked Notes due June 24, 2021
Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, JPMS’s estimated value of the notes on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — JPMS’s estimated value does not represent future values of the notes and may differ from others’ estimates.”

JPMS’s estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Risk Factors — JPMS’s estimated value of the notes is lower than the original issue price (price to public) of the notes” in this document.

Secondary market prices of the notes:
For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Secondary market prices of the notes will be impacted by many economic and market factors” in this document.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the notes as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the notes for a limited time period.”

Tax considerations:
Taxed as contingent payment debt instruments — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “—Securities with a Term of More than One Year,” in the accompanying product supplement no. MS-7-I.  In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.”  You generally will be required to accrue original issue discount on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity.  Upon sale or exchange (including at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of original issue discount you have accrued in respect of the note.  You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.  The deductibility of capital losses is subject to limitations.  Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

The discussion in the preceding paragraph, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “—Securities with a Term of More than One Year”) in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable yield and projected payment schedule — We have determined that the “comparable yield” is an annual rate of 3.67%, compounded semiannually.  Based on our determination of the comparable yield, the “projected payment schedule” per $10 principal amount note consists of a single payment at maturity, equal to $1,313.31.  Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar year, based upon our determination of the comparable yield and the projected payment schedule.

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Principal at Risk Securities

Calendar Period	Accrued OID During Calendar Period (Per $10 Principal Amount Note”)	Total Accrued OID from Issue Date (Per $10 Principal Amount Note) as of End of Calendar Period
December 26, 2013 through December 31, 2013	$0.41	$0.41
January 1, 2014 through December 31, 2014	$37.05	$37.46
January 1, 2015 through December 31, 2015	$38.43	$75.89
January 1, 2016 through December 31, 2016	$39.84	$115.73
January 1, 2017 through December 31, 2017	$41.32	$157.05
January 1, 2018 through December 31, 2018	$42.85	$199.90
January 1, 2019 through December 31, 2019	$44.44	$244.34
January 1, 2020 through December 31, 2020	$46.08	$290.42
January 1, 2021 through June 24, 2021	$22.89	$313.31

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual supplemental redemption amount, if any, that we will pay on the notes.  The amount you actually receive at maturity or upon any earlier sale or exchange of your notes will affect your income for that year, as described above under “—Taxed as Contingent Payment Debt Instruments.”

Non-U.S. Holders – Additional tax consideration — Recently proposed Treasury regulations, if finalized in their current form, could impose withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts treated as attributable to U.S.-source dividends on equities underlying financial instruments such as the notes.  As proposed, these rules are sweeping in scope and could apply even if the payments on the relevant equity-linked financial instrument are determined without reference to dividends on the underlying equities.  If applicable, withholding would apply with respect to amounts treated as attributable to dividends on underlying U.S. equities paid after December 31, 2015 if you acquired the note in question on or after March 5, 2014.  Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015, in which case we will not be required to pay any amounts with respect to amounts withheld.  Non-U.S. Holders should consult their tax advisers regarding the potential application of these proposed regulations.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “How the Notes Work” in this document for an illustration of the risk-return profile of the notes and “Dow Jones Industrial AverageSM Overview” in this document for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. MS-7-I.
Validity of the notes:
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the

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Based on the Value of the Dow Jones Industrial AverageSM
Principal at Risk Securities

lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.
Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the notes in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “— Use of proceeds and hedging” above and “Use of Proceeds and Hedging” on page PS-31 of the accompanying product supplement no. MS-7-I.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. MS-7-I dated December 19, 2013 and underlying supplement no. 1-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the notes, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. MS-7-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-7-I dated December 19, 2013:
http://www.sec.gov/Archives/edgar/data/19617/000095010313007365/crt_dp42654.pdf

• Underlying supplement no. 1-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

• Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

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